EXHIBIT 99.3

FOR IMMEDIATE RELEASE, March 2, 2015

Contact:    Teresa Ely, Director of Shareholder Relations
Telephone:    (304) 530-0526
Email:        tely@summitfgi.com

SUMMIT FINANCIAL GROUP, INC. ANNOUNCES CONVERSION OF ALL ITS OUTSTANDING PREFERRED SHARES INTO COMMON STOCK
MOOREFIELD, WV - March 2, 2015 (GLOBE NEWSWIRE) - Summit Financial Group, Inc. (the “Company”) announces that it will be exercising its right to convert all of its outstanding shares of preferred stock into shares of its common stock (“Common Stock”) effective as of March 12, 2015.
Pursuant to its articles of incorporation, as amended, and the applicable certificates of designations, the Company has the right to convert the shares of its 8% Non-Cumulative Convertible Preferred Stock, Series 2009, par value of $1.00 per share (the “Series 2009 Preferred Stock”), and the shares of its 8% Non-Cumulative Convertible Preferred Stock, Series 2011, par value of $1.00 per share (the “Series 2011 Preferred Stock”, and together with the Series 2009 Preferred Stock, the “Preferred Stock”), upon providing holders with the terms of the conversion that are set forth in this announcement. This announcement serves as the notice that the Company is required to provide holders of Preferred Stock pursuant to each certificate of designation.
The conversion will be consummated on March 12, 2015. Computershare Inc. and its affiliate Computershare Trust Company, N.A. are serving as the conversion agent on behalf of the Company. Holders of Preferred Stock will receive a letter of transmittal from the conversion agent with instructions for surrendering the Preferred Stock certificates for shares of Common Stock. Any questions or requests for assistance concerning the conversion of the Preferred Stock should be directed to Computershare, Inc. at (800) 546-5141 or to Ms. Teresa Ely, Director of Shareholder Relations, at (304) 530-0526 or via e-mail at tely@summitfgi.com.
As of the date hereof, there are 3,610 shares of Series 2009 Preferred Stock outstanding and 11,914 shares of Series 2011 Preferred Stock outstanding.
Each share of Series 2009 Preferred Stock is convertible into 181.8182 shares of Common Stock, plus cash in lieu of any fractional shares, for a total of approximately 656,345 shares of Common Stock to be issued upon conversion.
Each share of Series 2011 Preferred Stock is convertible into 125 shares of Common Stock for a total of 1,489,250 shares of Common Stock to be issued upon conversion.
No fractional shares will be issued as a result of the conversion of the Preferred Stock. Instead, holders will be entitled to receive cash in an amount equal to any fractional shares that they are entitled to receive multiplied by the closing price of the Common Stock on the second trading day prior to the conversion date.

About the Company
Summit Financial Group, Inc. is a $1.44 billion financial holding company headquartered in Moorefield, West Virginia. Summit provides community banking services primarily in the Eastern Panhandle and South Central regions of West Virginia and the Northern and Shenandoah Valley regions of Virginia, through its bank subsidiary, Summit Community Bank, Inc., which operates fifteen banking locations. Summit also operates Summit Insurance Services, LLC in Moorefield, West Virginia and Leesburg, Virginia.

FORWARD-LOOKING STATEMENTS
This press release contains comments or information that constitute forward-looking statements (within the meaning of the Private Securities Litigation Act of 1995) that are based on current expectations that involve a number of risks and uncertainties. Words such as “expects”, “anticipates”, “believes”, “estimates” and other similar expressions or future or conditional verbs such as “will”, “should”, “would” and “could” are intended to identify such forward-looking statements.
Although we believe the expectations reflected in such forward-looking statements are reasonable, actual results may differ materially. Factors that might cause such a difference include: changes in the financial and securities markets, including changes with respect to the market value of our financial assets; economic and political conditions, especially in the Eastern Panhandle and South Central regions of West Virginia and the Northern and Shenandoah Valley regions of Virginia; real estate prices and sales in the Company’s markets; changes in interest rates and interest rate relationships; demand for products and services; the degree of competition by traditional and non-traditional competitors; changes in banking laws and regulations; changes in tax laws; the impact of technological advances; the outcomes of contingencies; trends in customer behavior as well as their ability to repay loans; and changes in the national and local economies. Investors are cautioned not to place undue reliance on forward-looking statements, which speak only as of the date hereof. We undertake no obligation to revise these statements following the date of this press release. Additional information regarding risk factors can be found in the Company’s filings with the Securities and Exchange Commission.